        Exhibit 2.1

Private and confidential

Griffon AMES HoldCo LLC
712 Fifth Avenue New York, New York 10019

HupCo ParentCo Pty Ltd ACN 698 725 816
26 Wairoo Street, Burleigh Heads QLD 4220

HupCo Holdings Pty Ltd ACN 697 110 099
26 Wairoo Street, Burleigh Heads QLD 4220
31 July 2026
Project Bourne – Side letter to share sale agreement
We refer to the share sale agreement dated 8 June 2026 between Griffon AMES HoldCo LLC (Seller) and HupCo ParentCo Pty Ltd ACN 698 725 816 (Buyer) (Share Sale Agreement).
Unless otherwise defined in this letter, terms defined in the Share Sale Agreement have the same meaning when used in this letter.
It is noted that the parties have agreed, in accordance with the relevant terms of the Share Sale Agreement, to make various amendments to the Share Sale Agreement on the terms set out in this letter.
Amendments to the Share Sale Agreement
With effect from the date of this letter, the parties agree to amend the Share Sale Agreement as follows:
(a)Amend clause 2.1 of the Share Sale Agreement by:
(i)deleting "and" at the end of clause 2.1(a)(ii)(D)(2);
(ii)deleting the full stop "." at the end of clause 2.1(b) and inserting the words "; and"; and
(iii)inserting a new clause 2.1(c) as follows:

Project Bourne – Side letter to share sale agreement    31 July 2026

(c) the Seller, HupCo Holdings, TopCo, New Ames Equity Sub, LLC and Griffon 2L Loan Holdco, LLC enter into a deed of transfer and novation in respect of:
(i) the transfer of the shares held by the Seller in the capital of TopCo to New Ames Equity Sub, LLC;
(ii) the novation of all of the rights, benefits and obligations of the Seller under the Shareholders' Agreement to New Ames Equity Sub, LLC (such that New Ames Equity Sub, LLC is substituted for the Seller in the Shareholders Agreement); and
(iii) the novation of all of the rights, benefits and obligations of the Seller under the PIK Note to Griffon 2L Loan Holdco, LLC (such that Griffon 2L Loan Holdco, LLC is substituted for the Seller in the PIK Note), on terms and conditions acceptable to the Seller and the Buyer (each acting reasonably).

None

For the avoidance of doubt, the parties acknowledge and agree that the amendment to clause 2.1 of the Share Sale Agreement set out in paragraph (a)(iii) of this letter is not intended to alter the operation of clause 3.1(a)(ii) of the shareholders agreement in relation to HupCo Holdings Pty Ltd ACN 697 110 099 (HupCo Holdings) dated 7 June 2026.
(b)Deleting and replacing the existing clause 8(c) of the Share Sale Agreement with the following:
At Completion, the Seller will pay all fees and expenses incurred by or on behalf of the Seller in connection with the arranging of the third-party debt financing contemplated by the Proposed Transaction (including all fees and expenses payable to any arranger or underwriter of that debt finance and their legal advisers, and all fees and expenses of the Seller's legal advisers in connection with that debt finance) (Financing Fees). The Buyer must procure that, following Completion, the Company reimburses the Seller for the Financing Fees in accordance with the repayment schedule set out in Attachment 6 of this agreement.
(c)In respect of the form of the HupCo TopCo shareholders' agreement attached to the Share Sale Agreement (as Attachment 3) (Shareholders' Agreement), the parties acknowledge and agree that:
(i)notwithstanding clause 7.1 of the Shareholders' Agreement, the Independent Director (as defined in clause 7.1(c)(ii) of the Shareholders' Agreement) will not have been appointed as at the Effective Date (as defined in the Shareholders' Agreement);
(ii)HupCo Holdings will provide written notification to the Seller of the person it nominates to be appointed as the initial Independent Director within 30 Business Days following Completion, and the requirements of

Project Bourne – Side letter to share sale agreement    31 July 2026
clause 7.1(c)(ii) of the Shareholders' Agreement (including as to the Seller's consent to that nomination) will apply accordingly; and
(iii)for the purposes of executing the Shareholders' Agreement, the drafting error at clause 21.1(a)(ii) will be corrected, such that the reference to the Company's 'party name' of 'Griffon Australia Holdings' is amended to 'HupCo TopCo', and this corrected version of the Shareholders' Agreement will constitute the Shareholders' Agreement executed and exchanged for the purposes of the parties' obligations to effect Completion under clause 7.2 of the Share Sale Agreement.
(d)Replacing the existing Attachment 5 to the Share Sale Agreement, with the amended PIK Note as set out at Annexure A to this letter.
(e)Adding as a new Attachment 6 to the Share Sale Agreement, the repayment schedule as set out at Annexure B to this letter.
Proceeding to Completion
The parties agree that, subject to the implementation of the above amendments and arrangements, the parties will proceed to Completion subject to and in accordance with clause 7 of the Share Sale Agreement.
General
This letter is governed by the law applying in Victoria, Australia.
By executing this letter each of the Seller and the Buyer acknowledge the terms set out above.
This letter may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this letter, and all together constitute one letter.
Each party warrants that immediately prior to entering into this letter it unconditionally consented to the requirement for a signature under any law being met, and any other party to this letter executing it, by any method of electronic signature that other party uses (at that other party's discretion), including signing on an electronic device or by digital signature.
To the extent of any inconsistency between this letter and the Share Sale Agreement, the terms of this letter will prevail. Except as set out in this letter, the Share Sale Agreement otherwise remains in full force and effect.
For the avoidance of doubt, the parties acknowledge and agree that nothing in this letter absolves any of the Seller or the Buyer from any other obligation in connection with the Share Sale Agreement.

Project Bourne – Side letter to share sale agreement    31 July 2026
Executed as a deed.

Signed for and on behalf of GRIFFON AMES HOLDCO LLC by its authorised signatory in the presence of:
/s/ Patricia Pinzel	/s/ Seth Kaplan
Signature of witness	Signature of authorised signatory
Patricia Pinzel	Seth Kaplan
Full name of witness	Full name of authorised signatory

Executed by HUPCO PARENTCO PTY LTD ACN 698 725 816 in accordance with section 127 of the Corporations Act 2001 (Cth):
/s/ Simon Andrew Hupfeld
Signature of sole director / sole company secretary
Simon Andrew Hupfeld
Full name of above signatory

Executed by HUPCO HOLDINGS PTY LTD ACN 697 110 099 in accordance with section 127 of the Corporations Act 2001 (Cth):
/s/ Simon Andrew Hupfeld
Signature of sole director / sole company secretary
Simon Andrew Hupfeld
Full name of above signatory

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